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                                                                   Exhibit 10.12


                              EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is entered into as of the 20th day of August, 2002 (the "Effective Date"), between Firepond, Inc. (the "Company") and Christian Misvaer (the "Executive").

The purpose of this Agreement will be to memorialize the terms and conditions of employment for the Executive.

NOW THEREFORE, in consideration of the mutual promises contained in this Agreement and for other good and valuable consideration, the sufficiency of which is hereby agreed, the Company and the Executive agree as follows:

1. EMPLOYMENT.

The Company agrees to employ and engage the services of the Executive as the General Counsel and Secretary of the Company and the Executive agrees to serve the Company in such capacity.

2. GENERAL EMPLOYMENT TERMS.

Executive is employed by the Company "at will" meaning either the Company or the Executive may terminate his employment at any time for any or for no reason. The Executive shall be employed full time and devote normal business hours to the business and affairs of the Company, use his best efforts to promote the interests of the Company, and perform faithfully and efficiently the responsibilities assigned to him. While employed by Company, Executive shall not engage in other employment, except with the prior consent of the Company's Board of Directors. The Company may not require the Executive to perform services under this Agreement outside a 50-mile radius of Boston, Massachusetts, without the Executive's consent, other than normal business travel consistent with his executive level responsibilities.

3. COMPENSATION.

3.1 BASE SALARY. Executive shall receive an annual base salary of US $120,000.00 ("Base Salary"). The Base Salary shall be payable in cash, subject to applicable withholdings, in accordance with the current payroll policies of the Company.

3.2 INCENTIVE COMPENSATION BONUS. As further compensation, the Executive will be eligible to participate in the Company's Executive Incentive Plan approved by the Board of Directors and the bonus for which the Executive will be eligible under such plan will be 40% of the Executive's Base Salary. This plan may be altered, amended or terminated at any time in the discretion of the Company.

3.3 EMPLOYEE BENEFITS. In addition, the Executive shall be eligible for all employee benefits offered to the Company's employees. In particular, the Executive will be entitled to the following benefits:

      (a) Vacation and Sick Leave. The Executive shall be eligible to participate in the


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      Company's standard vacation and sick leave benefit plan and the number of vacation days afforded to Executive under the terms of this plan shall be 20 days per year.

      (b) Business Expense Reimbursement. The Executive shall receive reimbursement of legitimate and reasonable business expenses incurred by the Executive on behalf of the Company, pursuant to the written policies of the Company in this regard.

      (c) 401(k) Plan. The Executive is eligible to participate in the 401(k) retirement benefit plan made available to the employees of the Company pursuant to the terms and conditions of such plan.

      (d) Insurance Plans. The Executive is eligible to participate in the life, health, dental, short and long-term disability plans made available to the employees of the Company pursuant to the terms and conditions of such plans.

      (e) Changes to Employee Benefit Plans. Nothing in this Agreement shall prevent the Company from changing, modifying, amending or terminating the employee benefit plans of the Company so as to eliminate, reduce or otherwise change any benefits payable under this Agreement.

      (f) Indemnification. Executive will be entitled to the benefit of the indemnification provisions contained in the Certificate of Incorporation and By-Laws of the Company applicable to its officers (copies of which have been provided to the Executive) and the Executive may also be a party to any standard indemnification agreement for the Company's executive officers that may be adopted by the Company.

3.4. STOCK OPTIONS. The Executive may be eligible for stock option grants from time to time as determined in the discretion of the Board of Directors. All such option grants shall be governed by the terms and conditions of the Company stock option plan under which the grant is made as well as the standard Stock Option Agreement (containing the Board of Directors approved change of control language) which must be signed by the Executive and the Company prior to such grants being effective.

4. TERMINATION.

4.1 CAUSE. The Company may terminate the Executive's employment for Cause. For purposes of this Agreement, "Cause" shall mean (A) any act of dishonesty or knowing and willful breach of fiduciary duty by the Executive; (B) commission of a felony involving moral turpitude or unlawful, dishonest, or unethical conduct that a reasonable person would consider damaging to the reputation of the Company or any conduct which is in violation of the Company's policies; (C) any material breach of any provision of this Agreement, or any other agreements between the Executive and Company, by the Executive; or (D) insubordination or refusal to perform assigned duties consistent with duties of the Executive's position or to comply with the reasonable directions of the Company's Board of Directors. If the Executive's employment is terminated for Cause, the Company shall pay the Executive his full accrued Base Salary through the date of termination at the rate in effect at the time of such termination, and the Company shall have no further obligation to the Executive under this Agreement or under any other agreements or plans. All other compensation including, without limitation, bonuses, severance and/or stock option grants shall be forfeited if the Executive is terminated for Cause.

4.2 NOT FOR CAUSE. In the event Executive's employment is terminated for any reason by the Company, other than for Cause as set forth in Section 4.1 above, or in the event the Executive's


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responsibilities or compensation is materially diminished, Executive shall be entitled to receive severance equivalent to six (6) months of Executive's Base Salary paid bi-monthly in accordance with the Company's normal payroll practices, including applicable tax withholdings, commencing immediately upon termination. Company shall continue and pay on behalf of Executive the employer portion of the standard Company health and dental insurance premiums during the six-month severance period. Further, Company shall pay to the Executive all accrued and remaining vacation time through the termination date. Executive's participation in any other Company benefit plan including, without limitation, Company's 401k Plan, life, and disability insurances, will cease on the Separation Date. In return for the foregoing, Executive shall execute Company's standard Separation Agreement and General Release.

5. MISCELLANEOUS.

5.1 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes any prior understandings or agreements between the parties, written or oral, to the extent they relate in any way to the subject matter hereof. The Company's standard stock option agreements and the Company's standard Employee Agreement Regarding Inventions, Confidentiality and Non-Competition as executed by the Executive, or executed in the future by the Executive, shall be made a part of this Agreement. In the event there are any inconsistencies between this Agreement and the foregoing agreements, the terms of this Agreement shall take precedence.

5.2 NO ASSIGNMENT; ASSUMPTION. This Agreement is personal to the Executive and shall not be assignable by the Executive. This Agreement shall inure to the benefit of and be binding upon any successor to the business or assets of the company which assumes this Agreement, whether expressly or by operation of law.

5.3 GOVERNING LAW. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of Massachusetts, without giving effect to any conflict of laws principles of Massachusetts law. Any legal action or suit related in any way to this Agreement shall be brought exclusively in the courts of Massachusetts. Both parties agree that the courts of Massachusetts are the exclusive convenient forum for the resolution of disputes.

5.4 AMENDMENTS. No amendments of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both the Company and the Executive.

5.5 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

5.6. RELOCATION. In addition, the Executive's letter agreements in regard to relocation dated March 14, 2000 and June 12, 2000 shall remain in full force and effect pursuant to their terms, provided, however, that the June 12, 2000 letter shall be amended to provide that Executive shall receive a lump sum payment equivalent to the original relocation allowance ($24,950.00) grossed up for taxes ($39,500.00) in the event his employment is terminated by the Company for any reason other than Cause.


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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

/s/ CHRISTIAN J. MISVAER
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Executive

Firepond, Inc.
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Company

Name: /s/ KLAUS P. BESIER
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Title: CEO
       ---


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